UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2015

Baxter International Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-4448	36-0781620
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Baxter Parkway

Deerfield, Illinois 60015

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (224) 948-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 29, 2015, Baxter International Inc. (the “Company”) entered into a Support Agreement (the “Support Agreement”) with Third Point LLC, Third Point Partners, L.P., Third Point Partners Qualified L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Reinsurance Co. Ltd., Third Point Advisors LLC, Third Point Advisors II LLC, Daniel S. Loeb and Munib Islam (collectively, “Third Point”).

Pursuant to the Support Agreement, concurrently with the execution of the Support Agreement, the Company (i) increased the size of the Company’s board of directors (the “Board”) by one director to eleven directors such that there would be one vacancy in the class of directors slated to stand for election at the Company’s 2017 annual meeting and (ii) appointed Munib Islam to fill the newly created vacancy in the 2017 class and serve as a 2017 class director. In addition, under the Support Agreement, the Company and Third Point will use reasonable best efforts to agree, within 30 days from the date of the Support Agreement, upon the appointment of an additional director, who will be an independent director with significant industry experience and certain other characteristics previously discussed between Third Point and the Company. Following the time that such additional director is agreed upon, the Company will (i) increase the size of the Company’s Board by one additional director to twelve directors such that there would be one vacancy in the class of directors slated to stand for election at the Company’s 2016 annual meeting and (ii) appoint such agreed upon independent director to fill the newly created vacancy in the 2016 class and serve as a 2016 class director. In addition, the Company will include such independent director in its slate of nominees for election to the Board at the Company’s 2016 annual meeting, and use its reasonable best efforts to cause the election of such independent director to the Board at the Company’s 2016 annual meeting, including recommending that the Company’s stockholders vote in favor of the election of such director along with all other Company nominees.

Effective upon his appointment to the Board, Mr. Islam was appointed to the Board’s Audit Committee. Mr. Islam will also be included as a member of the Company’s CEO Search Working Group. Subject to such candidate’s satisfaction of applicable independence requirements under NYSE and SEC rules, the independent candidate to be mutually agreed upon will be appointed to the Board’s Compensation Committee and Corporate Governance Committee.

Pursuant to the terms of the Support Agreement, the Company has agreed to initiate a court proceeding seeking a determination that an affirmative vote of at least two-thirds of the Company’s shares of common stock would be sufficient under the Company’s amended and restated certificate of incorporation (the “Charter”) to effect an amendment of Article Sixth of the Charter, which currently divides the Board into three classes. If such determination is provided, or if it is not provided by 30 days prior to the record date for the Company’s 2016 annual meeting of stockholders, upon request by Third Point, the Company agreed to propose an amendment of the Charter at the Company’s 2016 annual meeting of stockholders substantially in the form set forth in an exhibit to the Support Agreement, and to recommend stockholders vote in favor of such amendment.

The Support Agreement also includes, among other provisions, certain standstill and voting commitments by Third Point. The description of the Support Agreement contained herein is qualified in its entirety by reference to the full text of the Support Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

As noted in Item 1.01 above, in connection with the Company’s execution of the Support Agreement, on September 29, 2015, the Company appointed Mr. Islam to the 2017 class of directors, to serve until his successor is elected and qualified or until his earlier death, resignation, retirement or removal from office. Mr. Islam was also appointed to the Board’s Audit Committee on that date.

Mr. Islam will be compensated for service as a director pursuant to the Company’s Non-Employee Director Compensation Plan and will be eligible to participate in the Company’s Directors’ Deferred Compensation Plan. In connection with joining the Board, Mr. Islam was granted equity awards as compensation for his 2015 service in an amount consistent with the awards granted annually to non-employee directors, prorated for the number of months to be served, pursuant to the Company’s Non-Employee Director Compensation Plan.

The description of the Support Agreement contained herein is qualified in its entirety by reference to the full text of the Support Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated by reference.

Item 8.01	Other Events.

On September 30, 2015, the Company and Third Point issued a joint press release announcing the appointment of Mr. Islam to the Board and entry into the Support Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description of Document

10.1	Support Agreement, dated September 29, 2015, by and among Baxter International Inc., Third Point LLC, Third Point Partners L.P., Third Point Partners Qualified L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Reinsurance Co. Ltd., Third Point Advisors LLC, Third Point Advisors II LLC, Daniel S. Loeb and Munib Islam

99.1	Joint Press Release of Baxter International Inc. and Third Point LLC, dated as of September 30, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BAXTER INTERNATIONAL INC.

Date: September 30, 2015	By:	/s/ David P. Scharf
David P. Scharf Corporate Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	Support Agreement, dated September 29, 2015, by and among Baxter International Inc., Third Point LLC, Third Point Partners L.P., Third Point Partners Qualified L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Reinsurance Co. Ltd., Third Point Advisors LLC, Third Point Advisors II LLC, Daniel S. Loeb and Munib Islam

99.1	Joint Press Release of Baxter International Inc. and Third Point LLC, dated as of September 30, 2015